Exhibit 5

ROBERT BRANTL, ESQ.

181 Dante Avenue

Tuckahoe, NY 10707

September 15, 2021

Eastside Distilling, Inc.

8911 NE Marx Dr., Suite A2

Portland, OR 97220

Re:	Registration Statement on Form S-3 (File No. 333-259295)

Ladies and Gentlemen:

I have acted as counsel to Eastside Distilling, Inc., a Nevada corporation (the “Company”), in connection with the above-referenced Registration Statement on Form S-3 (the “Registration Statement”), the Base Prospectus dated September 14, 2021 (the “Base Prospectus”), and the prospectus supplement dated September 15, 2021 (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”), relating to the offering by the Company of up to 1,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Shares are covered by the Registration Statement and I understand that the Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

For purposes of this opinion, I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth below. In rendering my opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and paid for contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

Eastside Distilling, Inc.
September 15, 2021

The opinions expressed herein are based upon Chapter 78 of the Nevada Revised Statutes and the interpretations thereof as in effect on the date hereof, and I assume no obligation to revise or supplement this opinion letter should such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

I consent to the filing of this opinion with the SEC as Exhibit 5 to the Company’s Current Report on Form 8-K, dated September 15, 2021, which is incorporated by reference in the Prospectus. I also consent to the reference to me under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 and Section 11 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Robert Brantl